Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK COMMENTS ON 2005 EARNINGS AND ANNOUNCES SUPPLY CHAIN ACTIONS

SPARKS, MD, SEPTEMBER 6 - - - McCormick & Company, Incorporated (NYSE:MKC), today:

•                  Reduced 2005 earnings per share guidance due to lower expectations for the industrial business and the impact of hurricane Katrina.  A comprehensive review of the industrial business is underway.

•                  Announced supply chain actions that will lead to improved effectiveness and lower costs.

Earnings for the Company’s 2005 fiscal year will be lower than expected due to a sales and profit shortfall in the industrial business and initial estimates of the impact of hurricane Katrina.  Robert J. Lawless, Chairman, President & CEO, commented, “We continue to be pleased with the performance of our consumer business.  However, our previous financial projections for the industrial business are now overly optimistic based on business conditions during this period.  At this time our industrial business is experiencing continued volatility in demand with certain customers, as well as pricing pressure due to competitive activity.  In addition, while we have not fully assessed the effects of hurricane Katrina, we do expect an impact on fourth quarter sales in the affected region, particularly for Zatarain’s products.”

Although details of the third quarter earnings are not due for release until September 28, 2005, the Company is informing shareholders of lowered expectations for third quarter and year-end financial results.  When compared to 2004, earnings per share for the year are projected to increase 4-7%.  This earnings per share range of $1.58-$1.62 is a decrease from the previous guidance of $1.66-$1.70.   For the third quarter, earnings per share are expected to be 33¢-35¢.

Robert Lawless continued, “I am not satisfied with this year’s financial performance.  In the past we have been able to overcome obstacles and drive growth with the strength of our new products and marketing programs as well as cost reductions and expense controls.  Although we continue to experience success in these areas, our growth in 2005 has been limited by issues including vanilla, sales to industrial customers and hurricane Katrina.

“Over the past five years, we have grown sales and profits in our industrial business.  However, we are currently in a period of increased volatility, competitive pressures and costs for this business.  A comprehensive review of our global industrial business has been underway for several months.  The review will be completed by the end of 2005, at which time we will communicate future actions.   We continue to be excited about our growth opportunities with key customers, our competitive advantages and our employees, capabilities and leadership.  We look forward to a strong performance in 2006 and are confident that this business will again be an important contributor to sales and profit growth.”

“With the new capabilities of our B2K program and looking ahead to 2006, we have announced certain actions to improve efficiencies in the Company’s supply chain.  These will include the consolidation of global manufacturing, rationalization of distribution facilities, improvement of the way we go-to-market, and elimination of administrative redundancies.  In addition, the Company will significantly reduce SKU’s and inventory.  The changes in the Company’s organization that were announced earlier today reflect the growth of our businesses worldwide and the evolution of our customer base.  I am confident that McCormick’s executive team will provide strong leadership as we implement supply chain actions, and drive the growth of our business.”

The Company anticipates the actions discussed above will occur over the next three years and will record charges as phases of the plan are approved and implemented.  The cumulative pre-tax impact will be $100-$130 million.  After the third year, annual pre-tax savings are expected to be in the range of $30-$45 million.

In conclusion, Robert Lawless said, “McCormick is in the right business:  flavor.  We are uniquely positioned to make all types of food and beverages taste great.  Our strategy is simple:  to improve margins, invest in the business and increase sales and profits.  From 1998 through 2004 this strategy has effectively led to superior financial results and shareholder returns.

“To maintain this success we are reviewing our industrial business to identify improvements, creating an organization and leadership to manage change and drive growth, and taking action to improve the supply chain.  We are confident that these significant steps will position us for future sales growth, margin improvement and increased shareholder value.”

Live Webcast

McCormick will hold a conference call with analysts tomorrow, September 7, 2005 at 9:00 am (EDT).  In addition, the Company will release its third quarter and year-to-date 2005 financial results on Wednesday, September 28, 2005 before the opening of the stock market.  The Company will host a conference call at 10:00 a.m. (EDT) on that day. Both conference calls will be web cast live via the McCormick corporate web site.  Go to ir.mccormick.com and follow directions to listen to the call.  At this same location, a replay of the call will be available following the live call.  Past press releases and additional information can be found at this address.

Forward-looking Statement

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources, global economic conditions, including interest and currency rate fluctuations, and inflation rates.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – to foodservice and food processing businesses as well as to retail outlets.

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For information contact:

Corporate Communications:  Mac Barrett (410-771-7310 or
mac_barrett@mccormick.com)

Investor Relations:  Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

9/2005